Exhibit 10.1

FOURTH SUPPLEMENTAL INDENTURE

THIS FOURTH SUPPLEMENTAL INDENTURE (this “Fourth Supplemental Indenture”) dated as of May 19, 2008, among VELOCITY EXPRESS CORPORATION, a Delaware corporation (the “Company”), and WILMINGTON TRUST, as successor to WELLS FARGO BANK, N.A. (the “Trustee”), to the INDENTURE, dated as of July 3, 2006, among the Company, the guarantors party thereto and the Trustee, pursuant to which the Company has issued and there remains outstanding $78,205,000 in aggregate principal amount of 12.0% Senior Secured Notes due 2010 (the “Notes”), as amended by the First Supplemental Indenture, dated as of August 17, 2006, the Second Supplemental Indenture, dated as of December 22, 2006 and the Third Supplemental Indenture dated as July 25, 2007 (as so amended by the First Supplemental Indenture, the Second Supplemental Indenture, and the Third Supplemental Indenture, the “Indenture”).

RECITALS

WHEREAS, the Company wishes to amend the Indenture to,

(1) waive the requirements of Section 2.01(b)(ii) of the Indenture in order to permit the issuance of additional Notes (the “Additional Notes”), in an amount up to $7,820,000.00, on a pro rata basis, to Noteholders who consent to this Fourth Supplemental Indenture (the “Consenting Noteholders”);

(2) permit the Company, at its option, until September 18, 2008 to redeem any and all outstanding Notes at the One Time Redemption Price (as defined below) and to decrease the interest rate on and after the redemption date on the outstanding Notes by 125 basis points for each $10 million dollars of Equity Sale Proceeds used to make such redemption;

(3) provide for the distribution of the proceeds from the sale of certain assets pursuant to Section 4.12 of the Indenture;

(4) permit the issuance of four (4) year warrants to Consenting Noteholders, on a pro rata basis, which enable the Consenting Noteholders to purchase up to fifteen percent (15%) of the issued and outstanding Common Stock of the Company in the aggregate;

(5) waive and amend under Section 4.16A of the Indenture relating to the Noteholders’ Refinancing and Defaulted Financing Options;

(6) waive existing financial covenants and substitute new financial covenants; and

(7) permit the Required Holders to designate two board members;

WHEREAS, in consideration for such amendments and waivers, the Company is consenting to increase the interest rate on the Notes from thirteen percent (13%) to eighteen (18%) per year (subject to reduction as set forth in paragraph 2 of the Second Allonge to Note annexed hereto) and permitting at the Noteholders’ option, one-half of the PIK interest to be paid in registered common shares of the Company at VWAP, as defined herein;

WHEREAS, Sections 8.02(a) of the Indenture provides that, with the consent of Noteholders of at least fifty percent (50%) in aggregate principal amount of the Notes (the “Requisite Consents”), the Company and the Trustee shall be entitled to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any provision of the Indenture or any Security Document or modifying the rights of such Holders (with certain exceptions as provided in Section 8.02(b) of the Indenture not relevant to this Fourth Supplemental Indenture since each Holder affected has consented);

WHEREAS, the Company has solicited consents from Noteholders to approve the amendments to the Indenture set forth herein (the “Proposed Amendments”);

WHEREAS, the Company has received, in form acceptable to the Trustee, and delivered to the Trustee, the Requisite Consents to effect the Proposed Amendments under the Indenture; and

WHEREAS, all things necessary to make this Fourth Supplemental Indenture a valid agreement of the Company in accordance with its terms have been done.

NOW, THEREFORE, in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Noteholders, as follows:

ARTICLE I

AUTHORIZATIONS

1.1. Effectiveness and Effect

(a) This Fourth Supplemental Indenture shall become binding upon execution and effective upon the (i) satisfaction of each of the conditions set forth in Article IV, (ii) receipt and delivery of the Requisite Consents to the Company and the Trustee, (iii) execution of this Supplemental Indenture and the Second Allonge in the form attached hereto as Exhibit A by the Company and the Trustee, (iv) issuance by the Company of the Additional Notes on a pro rata basis to the nearest $1,000 to Noteholders who consent to this Fourth Supplemental Indenture, and (v) except with the consent of holders of a majority in aggregate principal amount of the Notes, the accuracy and completeness of all statements, representations and warranties made in connection with this Fourth Supplemental Indenture or in any document delivered in connection herewith. Upon execution and delivery of this Fourth Supplemental Indenture, the Indenture shall be modified, amended and supplemented in accordance with this Fourth Supplemental Indenture, and all the terms and conditions of both shall be read together as though they constitute one instrument, except that, in the case of conflict, the provisions of this Fourth Supplemental Indenture will control. In the case of a conflict between the terms and conditions contained in the Notes and those contained in the Indenture, as modified, amended and supplemented by this Fourth Supplemental Indenture, the provisions of the Indenture, as modified, amended and supplemented by this Fourth Supplemental Indenture, shall control. Each of the Indenture, as modified, amended and supplemented by this Fourth Supplemental Indenture, and the Notes as amended by the Second Allonge are hereby ratified and confirmed, in all respects, and shall remain in full force and effect and shall bind every Noteholder.

(b) The Section headings in the Fourth Supplemental Indenture have been inserted for convenience and reference only, are not to be considered a part hereof or thereof and shall in no way modify or restrict any of the terms or provisions hereof or thereof.

(c) On and after the date hereof, all references to the Indenture in the Indenture or in any agreement, document or instrument delivered in connection therewith or pursuant thereto shall be deemed to refer to the Indenture as modified, amended and supplemented by this Fourth Supplemental Indenture.

ARTICLE II

WAIVER AND CONSENT

2.1. The Noteholders hereby waive the conditions precedent to the issuing of the additional notes in Section 2.01(b)(ii) of the Indenture and consent to the issuance pro rata (based on the principal amount of Notes held by each Consenting Noteholder on May 19, 2008 divided by $78,205,000) to the Consenting Noteholders of up to an additional $7,820,000 of Notes due 2010, so that an aggregate of up to $86,025,000 principal amount of Notes may be outstanding.

ARTICLE III

AMENDMENTS TO INDENTURE

3.1. Definitions. SECTION 1.01 of the Indenture “Definitions” is amended to include the following additional definitions in alphabetical order:

“Acceptable Refinancing” has the meaning set forth in Section 4.16A.

“Base Compensation” has the meaning set forth in Exhibit D.

“China Transaction” means net proceeds from the sale or licensing of the Company’s technology for use in China.

“Consenting Noteholders” has the meaning set forth in the Recitals to the Fourth Supplemental Indenture.

“Consolidated Adjusted EBITDA” means, for any period, an amount determined for Borrowers on a consolidated basis equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, plus (b) Consolidated Interest Expense, plus (c) provisions for taxes based on income, plus (d) total depreciation expense, plus (e) total amortization expense, plus (f) other non-cash items reducing Consolidated Net Income (including, without limitation, liabilities resulting from trade/barter transactions, but excluding any such non-cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period), less (ii) the sum, without duplication of the amounts for such period of (a) other non-cash items increasing Consolidated Net Income for such period (including, without limitation, gains resulting from trade/barter transactions, excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential Cash item in any prior period), plus (b) interest income, plus (c) other non operating income.

“Disclosed Sale” shall mean the sale for at least fifteen million dollars ($15,000,000) of the Company’s operations described in a letter to the Noteholders dated this date.

“Fourth Supplemental Indenture” shall mean the Fourth Supplement dated as of May 19, 2008 among the Company, the Subsidiary Guarantors named therein and the Trustee.

“LTM EBITDA” means the Company’s Consolidated Adjusted EBITDA calculated for the most recently ended four fiscal quarters.

“Office Depot Litigation” shall mean that certain litigation between the Company and Office Depot, Inc. pending in Delaware Superior Court for Kent County, Delaware.

“One Time Redemption Price” means the par value of the Notes, plus any and all accrued and unpaid interest on such Notes to but excluding the Redemption Date.

“Payment Proceeds” has the meaning set forth in Section 4.12 (b).

“PIK Interest” has the meaning set forth in the Second Allonge.

“Remaining Proceeds” has the meaning set forth in Section 4.12 (b).

“Scanner Amount” means an amount of money which a majority of the Board of Directors, with the consent of at least one of the Noteholder Directors, determines is necessary or desirable for the Company to use to support its program to lease or acquire scanners; provided that such amount shall not exceed $5.0 million and is permitted to be incurred (and is incurred) pursuant to Section 4.09(i).

“Trading Day” means (i) if the relevant stock or security is listed or admitted for trading on The New York Stock Exchange, Inc., the Nasdaq Global Market, the Nasdaq Capital Market or any other national securities exchange, a day on which such exchange is open for business; (ii) if the relevant stock or security is quoted on a system of automated dissemination of quotations of securities prices, a day on which trades may be effected through such system; or (iii) if the relevant stock or security is not listed or admitted for trading on any national securities exchange or quoted on any system of automated dissemination of quotation of securities prices, a day on which the relevant stock or security is traded in a regular way in the over-the-counter market and for which a closing bid and a closing asked price for such stock or security are available.

“Velocity Technology Sale” means any sale or license in a single transaction for at least ten million dollars ($10,000,000) of the Company’s technology and standard operating procedures for use outside North America.

“VWAP” on a Trading Day means the greater of (i) the volume weighted average price of the Common Stock for such Trading Day and the previous four days (five day VWAP) as reported by Bloomberg Financial Markets or, if Bloomberg Financial Markets is not then reporting such prices, by a comparable reporting service of national reputation selected by the Required Holders and reasonably satisfactory to the Company; and (ii) $.88, being the greater of the closing price of the Common Stock on the Trading Date on which this Agreement is executed and delivered or the Trading Date immediately prior to the date of this Agreement. If VWAP cannot be calculated for the Common Stock on such Trading Day on any of the foregoing bases, then the Company shall submit such calculation to an independent investment banking firm of national reputation reasonably acceptable to the Noteholders, and shall cause such investment banking firm to perform such determination and notify the Company and the Investors of the results of determination no later than two (2) Business Days from the time such calculation was submitted to it by the Company. All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

3.2 “Warrant” Definition. The definition of “Warrant” in Section 1.01 of the Indenture is hereby amended and restated in its entirety as follows:

“Warrant” or “Warrants” means collectively each of those certain warrants (i) originally issued to the Initial Purchasers on the Issue Date together with the Notes as comprising the Units and (ii) issued pursuant to the Fourth Supplemental Indenture.

3.3 Optional Redemption. Section 3.01 of the Indenture (“Optional Redemptions”) is hereby amended to add a new Section 3.01(e) as follows:

3.01(e) At any time prior to September 18, 2008, the Company may, at its option, on any one or more occasions, redeem any or all of the Notes against payment of the One-Time Redemption Price from any Equity Sale Proceeds. If the Company effects any redemption pursuant to this paragraph, the interest rate on the Notes outstanding following such redemption will be decreased on and after the redemption date by one hundred and twenty five basis points (1.25%) for each $10 million in aggregate principal amount of Notes actually redeemed pursuant to this paragraph; provided that the interest rate shall not be decreased to a rate of less than 13.0% per annum by reason of this paragraph.

3.4. Asset Sales. Section 4.12. of the Indenture (“Limitation on Asset Sales”) is hereby amended and restated in its entirety as follows:

SECTION 4.12. Limitation on Asset Sales.

Pending the final application of any such Net Proceeds, the Company may temporarily reduce the revolving Indebtedness included among the Senior Facility Obligations or otherwise invest such Net Proceeds in Cash Equivalents.

(a) Any Net Proceeds from Asset Sales (other than Velocity Technology Sale and Disclosed Sale) that are not applied or invested as provided in the first sentence of this Section, or otherwise used as a permanent reduction of the Senior Facility Obligations, will be deemed to constitute “Excess Proceeds”. The Company may, subject to the other terms of this Indenture, use any of the Excess Proceeds equal to or less than $1,000,000 in the aggregate, for any purpose not prohibited by the Indenture. On any date that the aggregate amount of Excess Proceeds under this Indenture exceeds one million dollars ($1,000,000) (an “Asset Sale Offer Trigger Date”), the Company will be required to make an offer to all Holders of Notes issued under this Indenture (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes and, if the Company is required to do so under the terms of any other Indebtedness on a pro rata basis with the Notes that may be purchased out of the Excess Proceeds, at a purchase price in cash in an amount equal to one hundred percent (100%) of the principal amount thereof plus accrued and unpaid interest, if any, thereon, to the date of purchase in accordance with the procedures set out in this Indenture. To the extent that the aggregate amount of Notes (and any Other Indebtedness subject to such Asset Sale Offer) tendered pursuant to such Asset Sale Offer is less than the Excess Proceeds, the Company may, subject to the other terms of this Indenture, use any remaining Excess Proceeds for any purpose not prohibited by this Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof in connection with any Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis; provided that no Note shall be repurchased in part if the remaining balance thereof would be less than one thousand dollars ($1000). Upon completion of the offer to purchase made under this Indenture, the amount of Excess Proceeds that was the subject of such offer to purchase shall be reset at zero.

(b)

(i) One hundred percent (100%) of the Net Proceeds of any recovery from the Office Depot Litigation,

(ii) one hundred percent (100%) of the Net Proceeds from the first ten million dollars ($10,000,000) and seventy percent (70%) of Net Proceeds in excess of ten million dollars ($10,000,000) from any Velocity Technology Sale, and

(iii) one hundred percent (100%) of the Net Proceeds from the first ten million dollars ($10,000,000) and seventy percent (70%) of Net Proceeds in excess of ten million dollars ($10,000,000) from the Disclosed Sale, the Net Proceeds described in clauses (i) (ii) and (iii) (the “Payment Proceeds”).

shall, to the extent required by the Senior Facility Agent, be applied by the Company to permanently reduce the Senior Facility Obligations (a “Permanent Reduction”) with the remaining proceeds (the “Remaining Proceeds”) made available to the Company. The Company may, subject to the other terms of this Indenture, use any of the Remaining Proceeds for any purpose not prohibited by this Indenture (other than a Restricted Payment). If the Senior Facility Agent does not require such mandatory reduction or otherwise waives the application of any Payment Proceeds as a permanent reduction on the Senior Facility Obligations, the Company may use such Payment Proceeds for its scanner lease and purchase program (“Scanner Use”) in an amount not to exceed the Scanner Amounts. To the extent any Payment Proceeds are not used as a Permanent Reduction or Scanner Use, the Company shall be required to use such Payment Proceeds to make an Asset Sale Offer to all Holders of Notes issued under this Indenture to purchase the maximum principal amount of Notes and, if the Company is required to do so under the terms of any other Indebtedness on a pro rata basis with the Notes that may be purchased out of the Payment Proceeds, at a purchase price in cash in an amount equal to one hundred percent 100% of the principal amount thereof plus accrued and unpaid interest, if any, thereon, to the date of purchase in accordance with the procedures set out in this Indenture. To the extent that the aggregate amount of Notes (and any Other Indebtedness subject to such Asset Sale Offer) tendered pursuant to such Asset Sale Offer is less than the Payment Proceeds, the Company may, subject to the other terms of this Indenture, use any of the Payment Proceeds for any purpose not prohibited by this Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof in connection with any Asset Sale Offer exceeds the amount of Payment Proceeds, the Trustee shall select Notes to be purchased on a pro rata basis; provided that no Note shall be repurchased in part if the remaining balance thereof would be less than $1,000. No reduction of the Senior Facility Obligations shall adversely affect the ability of the Company to borrow the Scanner Amounts subject to the conditions for such borrowing in the definition thereof.

3.5. Refinancing and Defaulted Financing Options in Favor of Holders. Section 4.16A. of the Indenture (“Refinancing and Defaulted Financing Options in Favor of Holders”) is hereby amended and restated in its entirety as follows:

SECTION 4.16A. Refinancing and Defaulted Financing Options in Favor of Holders.

The Noteholders hereby consent to any refinancing of Senior Facility Obligations provided that (a) the amount to be refinanced does not exceed $11.5 million plus the Scanner Amount, (b) the rate of interest (not including any default rate or PIK interest) does not exceed LIBOR plus 800 basis points (the “Acceptable Refinancing”) and (c) the final maturity date of any facility shall be the later of (i) the final maturity date of the Senior Facility Obligations or (ii) May 31, 2010. In the event Company desires to refinance the Senior Facility Obligations in a manner other than an Acceptable Refinancing, then in that event, the Company shall afford the Noteholders, by delivery of written notice to the Trustee (the “Refinancing Notice”) of such proposed refinancing (i) setting forth all of the material terms and conditions for such proposed refinancing; (ii) providing a reasonably detailed description of the procedures to be followed by such Holders to exercise their rights under this Section 4.16A(a) and (iii) attaching or enclosing a copy of this Section 4.16A(a), and the Holders shall have, a five (5) day period (subject to earlier termination effective immediately upon the Holders’ delivery of written notice to the Company indicating their intention not to pursue any such option) after receipt by the Holders of such notice (the “Refinance Option Period”) during which the Holders shall have the right to provide such refinancing to the Company on substantially the same terms and conditions and in any event on terms and conditions at least as favorable to the Company as those set forth in the Refinancing Notice. Each Noteholder who desires to participate in such refinancing shall deliver to the Company, prior to the end of the Refinance Option Period, a notice electing to participate in such refinancing and stating the maximum principal amount of such refinancing such Noteholder is willing to fund. The Holders shall not be permitted to participate in such refinancing unless the Company receives during the Refinance Option Period notices from Holders electing to fund an amount at least equal to the full amount of the refinancing described in the Refinancing Notice (a “Qualified Notice”) (which notice may be signed and delivered in counterparts). During the Refinance Option Period (and if the Holders deliver a Qualified Notice, thereafter until the consummation of such refinancing), the Company shall provide such cooperation and information as such Holders that have delivered the Qualified Notice, or any of them, may reasonably request in connection with their evaluation of such refinancing. If the Holders deliver a Qualified Notice, then the Holders who delivered such notice (the “Participating Holders”) shall enter into definitive documentation for such facility with the Company and shall be prepared to fund any such facility pursuant to the terms thereof (subject to the terms and conditions for the closing of such financing), and such financing shall be provided by the respective Participating Holders in proportion to the amount of financing or refinancing each of them committed to fund in the Qualified Notice or in such other proportion as such Holders shall agree. If the Holders fail to deliver a Qualified Notice during the Refinance Option Period, then the Company may consummate such financing or refinancing during the forty-five (45) day period after the expiration of the Refinance Option Period on the terms and conditions described to the Holders in the Refinancing Notice. If the Company does not consummate such financing or refinancing during such forty-five (45) day period or if the Company proposes to modify any material terms of such financing or refinancing, then the Company shall not consummate such financing or refinancing without again following the procedures provided in this Section 4.16A(a). The rights provided by this Section 4.16A(a) shall apply to any subsequent Obligations of the Company and/or its Restricted Subsidiaries incurred as a result of the entry into or later refinancing or replacement of the Senior Facility Documents as referred to in the first sentence of this Section 4.16A(a), and the rights of the Holders under this Section 4.16A(a) as to any particular financing or refinancing shall not be affected by the failure of the Holders to exercise the right provided by this Section 4.16A(a) with respect to any preceding financing or refinancing.

3.6 Conditions and Limitations Regarding Senior Facility Obligations. Section 4.16(c) of the Indenture (the “Conditions and Limitations Regarding Senior Facility Obligations”) is hereby amended and restated in its entirety as follows:

(c) The Intercreditor Agreement provides that the maximum amount of Senior Facility Obligations permitted thereunder shall be permanently reduced by all amounts applied from time to time to repay principal of the Senior Facility Obligations (other than pursuant to any initial or subsequent refinancing in whole or in part), which are accompanied by a permanent reduction in the revolving credit commitment under the Senior Facility Agreement, and the Company and each Restricted Subsidiary agrees that as between the Company and the Restricted Subsidiaries, on one hand, and the Trustee and the Noteholders, on the other hand, the amount of the Senior Facility Obligations that are permitted to be incurred under Section 4.09 and Section 4.16 shall be permanently reduced by any such reduction in the maximum amount of Senior Facility Obligations permitted under the Intercreditor Agreement.

3.7. Financial Covenants. Sections 3.11, 4.21 and 4.22 of the Indenture are deleted. A new Section 4.21 “Financial Covenants” is added to the Indenture immediately following Section 4.20 and reads as follows:

SECTION 4.21 Financial Covenants

The Company and its Restricted Subsidiaries shall maintain the financial covenants set forth on Exhibit B annexed hereto, which are made a part of the Indenture.

3.8. Consent of Noteholders. The lead in clause to Section 8.02(b) is amended and restated as follows:

(b) However, no modification or amendment may, without the consent of a two-thirds (2/3rds) majority of the Holders of the then outstanding balance of notes affected thereby,

3.9. Warrants. A new Article 13 “Warrants” is added to the Indenture immediately following Article 12 and reads as follows:

ARTICLE 13 Warrants.

(a) The Company issued certain Common Stock Purchase Warrants to the Noteholders in connection with the original issuance of the Notes. The Company agrees to modify all Warrants held by Consenting Noteholders to have an exercise price of $1.35 per share and to modify anti-dilution protections for issuances based on price pursuant to the Amendment Agreement annexed hereto as Exhibit E.

(b) As additional consideration for entering into this Fourth Supplemental Indenture, the Company agrees to issue to each Consenting Noteholder its pro rata share (based on the principal amount of Notes held by each Consenting Noteholder on May 19, 2008 divided by $78,205,000) of four year Warrants to purchase 433,855 shares of the Common Stock of the Company (representing 15.0% of the issued and outstanding shares of Common Stock of the Company as of the date hereof) on the terms and in the form of Exhibit F annexed hereto.

(c) Nasdaq. The issuance and amendment of the Warrants provided for in (a) and (b) above, the issuance of the shares underlying such Warrants and the issuance of Common Stock in payment of PIK Interest under the terms of the Notes as amended by the allonge annexed hereto is subject to the filing of an additional listing application for such shares with Nasdaq. The Company will promptly file such application after the date hereof and use commercially reasonable efforts to cause such shares to be approved for listing by Nasdaq as promptly as practical. If for any reason Nasdaq does not agree to approve any or all of such shares for listing, the Company will either (i) schedule a meeting of shareholders and cause its shareholders to approve the issuance of such shares or (ii) issue to the Consenting Noteholders the shares and/or warrants to purchase shares that are approved for listing and negotiate in good faith with the Consenting Noteholders to provide them with modified or alternative consideration which has reasonably equivalent value to the shares or warrants which can not be issued without approval by the shareholders of the Company.

3.10. Directors. A new Article 14 “Director” is added to the Indenture immediately following Article 13 and reads as follows:

ARTICLE 14 Director.

(a) The Required Holders (the “Director Designator”) shall have the right to designate up to two directors (the “Noteholder Directors”) to be appointed to the Board promptly following such designation, and the Company shall cause such Noteholder Directors to be duly appointed or elected to the Board; provided, however, that such directors must be (a) reasonably qualified to serve as a Board member and (b) agree to and be qualified to serve as a member of the audit committee of the Board, in full compliance with all SEC and Nasdaq requirements for such service. The Company agrees not to seek to fill the current vacancy in the sixth Board seat. If the Director Designator agrees to filling the open vacancy (leaving a Board of six directors), only one of the designees need to serve and be qualified for service on the Audit Committee (but must otherwise satisfy Nasdaq and SEC standards for service and independence). Each Noteholder Director shall be provided with reasonable and customary insurance and have the benefit of customary indemnification and exculpation agreements with the Company.

(b) The Company agrees to cause (within five business days of the date that a Noteholder Director becomes a director pursuant to paragraph (a) above) one of the Noteholder Directors to be engaged as a consultant to the Company pursuant to the terms of a consulting agreement containing terms and conditions that are commercially reasonable to be mutually agreed upon by the Company and the Director Designator.

(c) In the event that either of the Noteholder Directors resigns or is removed from office, the Company agrees to take all necessary actions to install, in lieu of such person, such new person on the Board as may be designated by the Director Designator, in accordance with Section (a) above.

(d) Except for actions as may be taken by the Company’s preferred or common shareholders under existing agreements or without the consent of the Company, the Company agrees not to take any action, whether at any annual or special meeting of the Company’s stockholders or in connection with any other to increase the size of the Board from its current size of six members or reduce the size of the Board to less than two directors without the affirmative consent of the Director Designator.

(e) The Company agrees to take all actions necessary or advisable such that, the Director Designator is permitted to designate a director to the Board, at least one Noteholder Director shall be a member of each committee of the Company’s Board and the Board of each Subsidiary of the Company (and each committee thereof).

3.11. Compensation. The Company makes the undertakings in Exhibit D “Compensation of Vincent Wasik”.

3.12. Senior Obligations. Section 4.09(i) is amended and restated in its entirety as follows:

“the incurrence or existence of no more than $11.5 million (plus the Scanner Amount) in aggregate principal amount of Indebtedness constituting, at any time on or after the Issue Date (but only as and when permitted to be incurred thereafter in accordance with all applicable conditions and limitations contained in Section 4.16 (the “Applicable Facility Cap”), Senior Facility Obligations, less, without duplication, (i) 50% of the aggregate amount of any repayments of term Indebtedness under Senior Facility Obligations, (ii) all repayments of revolving credit Indebtedness under such Senior Facility Obligations effected with a corresponding commitment reduction under such Senior Facility Obligation, and (iii) 100% of the Net Proceeds of Asset Sales used to repay Indebtedness under Senior Facility Obligations;

3.13 Representations and Warranties. The Company makes the representations and warranties to the Company set forth in Exhibit C annexed hereto.

ARTICLE IV

CONDITIONS PRECEDENT

4.1 Conditions Precedent. The effectiveness of the amendments to the Indenture contemplated by Article III are subject to the following:

(a) delivery to the Noteholders and the Trustee of the Waiver and Eleventh Amendment in the form of Exhibit G hereto (the “First Lien Amendment”), duly executed by the holders of the requisite principal amount of indebtedness thereunder, and the satisfaction of all conditions to effectiveness thereunder; and

(b) delivery to the Noteholders of a Perfection Certificate in the form attached hereto as Exhibit H and continued compliance with the provisions of this Fourth Supplemental Indenture.

(c) delivery to the Trustee of (i) and Officer’s Certificate; (ii) and Opinion of Counsel; and (iii) such other documents, certificates and consents as Trustee may reasonably request pursuant to the terms of the Indenture.

ARTICLE V

MISCELLANEOUS

5.1. Counterparts. This Fourth Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute the same instrument.

5.2. Conflict with the Trust Indenture Act. If any provision of this Fourth Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act (the “TIA”) that is required under the TIA to be part of and govern any provision of this Fourth Supplemental Indenture, the provision of the TIA shall control. If any provision of this Fourth Supplemental Indenture modifies or excludes any provision of the Fourth Supplemental Indenture that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Fourth Supplemental Indenture, as the case may be.

5.3. Successor; Benefits of Fourth Supplemental Indenture, etc. All agreements of the Company in this Fourth Supplemental Indenture shall bind their respective successors. Nothing in this Fourth Supplemental Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their respective successors hereunder or thereunder and the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Fourth Supplemental Indenture or the Notes.

5.4. Certain Duties and Responsibilities of the Trustee. In entering into this Fourth Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

5.5. Expenses. Notwithstanding anything set forth in the Indenture to the contrary, the Company shall reimburse the Trustee for all reasonable out-of-pocket cost and expenses incurred in connection with this Fourth Supplemental Indenture.

5.6. Governing Law. The law of the State of New York shall govern and be used to construe this Fourth Supplemental Indenture.

5.7 Ratification. Except as specifically amended above, the Indenture is and shall continue to be in full force and effect and is hereby ratified and confirmed in all respects. Each Guarantor hereby acknowledges that it has read this Fourth Supplemental Indenture and consents to the terms hereof and further confirms and agrees that, notwithstanding the effectiveness of this Supplemental Indenture, its obligations under its Guarantee shall not be impaired or affected and such Guarantee is, and shall continue to be, in full force and effect and is hereby confirmed and ratified in all respects.

5.8 Further Assurances. The Company and each of its subsidiaries agree that, from time to time upon the request of the Trustee or any Noteholder, it will promptly execute and deliver such further documents and do such other acts and things as the Trustee or such Noteholder may request in order to affect the purposes of any Security Document.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Fourth Supplemental Indenture to be duly executed as of the date first written above.

THE COMPANY

VELOCITY EXPRESS CORPORATION

By:	/s/ Mark T. Carlesimo
Mark T. Carlesimo
Secretary and General Counsel

THE SUBSIDIARY GUARANTORS

VELOCITY EXPRESS, INC.

VXP MID-WEST, INC.

VELOCITY SYSTEMS FRANCHISING CORPORATION, INC.

VELOCITY EXPRESS LEASING, INC.

VXP LEASING MID-WEST, INC.

CD&L, INC.

CLAYTON/NATIONAL COURIER SYSTEMS, INC.

CLICK MESSENGER SERVICE, INC.

OLYMPIC COURIER SYSTEMS, INC.

SECURITIES COURIER CORPORATION

SILVER STAR EXPRESS, INC.

By:	/s/ Mark T. Carlesimo
Name:	Mark T. Carlesimo
Title:	Secretary

THE TRUSTEE

WILMINGTON TRUST COMPANY, as Trustee

By:	/s/ Suzanne MacDonald
Name:	Suzanne MacDonald
Title:	Vice President

EXHIBIT A

SECOND ALLONGE TO NOTE

Second Allonge to one in the series of the 12.0% Senior Secured Notes due 2010, dated as of July 3, 2006 (the “Note”) in the aggregate principal amount of $78,205,000, issued by VELOCITY EXPRESS CORPORATION. From and after the date of this Second Allonge:

1. The interest rate of the Note shall be 18% per annum effective as of the date hereof.

2. Notwithstanding the foregoing, if the Company effects a redemption of the Notes pursuant to Section 3.01(e) of the Indenture, then the interest rate on the Note shall decrease effective on and after the date of redemption, by one hundred and twenty five basis points (1.25%) for every $10 million of aggregate principal amount of Notes actually redeemed by the Company; provided that the interest rate shall not be decreased to a rate of less than 13.0% per annum by reason of this paragraph

3. The Company will pay interest hereon (except Defaulted Interest, which shall be payable to Persons who are registered Holders on any earlier date of written demand therefore) to the Persons who are registered Holders at the close of business on May 31 or November 30 next preceding the Interest Payment Date (whether or not a Business Day). All interest payments in 2008 shall accrue and shall be paid on each Interest Payment Date by addition of such amount to the principal amount outstanding under this Note (“PIK Interest”). Interest payments in 2009 shall accrue and be paid 50% in cash and 50% in PIK Interest on each Interest Payment Date. All interest payments in 2010 shall accrue and be paid in cash. At the option of the Noteholder on at least five (5) business days prior written notice, fifty percent (50%) of the PIK Interest may be paid in registered shares of Common Stock the Company based on the VWAP measured as of the Interest Payment Date. The Company shall deliver such shares in payment of PIK Interest within ten (10) business days after the relevant Interest Payment Date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company will pay principal and non PIK Interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Non PIK Interest may be paid by check mailed to the Noteholder entitled thereto at the address indicated on the register maintained by the Registrar for the Notes. Notwithstanding the foregoing, no Holder shall be entitled to request that PIK Interest be paid in shares of Common Stock of the Company if the receipt of such shares would cause the Holder to become a beneficial owner of 19.9% or more of the Common Stock of the Company.

Dated: June 6, 2008.

VELOCITY EXPRESS CORPORATION, as Issuer

By:	/s/ Mark T. Carlesimo
Name:	Mark T. Carlesimo
Title:	Secretary and General Counsel

EXHIBIT B

FINANCIAL COVENANTS

A. Minimum Cash.

The Company and the Subsidiary Guarantors shall maintain at all times cash and Cash Equivalents which are subject to the perfected Lien created in favor of the Trustee for the benefit of the Holders pursuant to the Security Documents (in each case, free of Liens other than (i) Security Document Liens as aforesaid, (ii) rights of setoff of the applicable depository bank or securities intermediary, and (iii) the Senior Lien as, when and to the extent applicable pursuant to the Intercreditor Agreement) of not less than $3.0 million.

B. Minimum Cash and Accounts Receivable.

The Company and the Subsidiary Guarantors shall maintain at all times cash, Cash Equivalents and Qualified Accounts Receivable which are subject to the perfected Lien created in favor of the Trustee for the benefit of the Holders pursuant to the Security Documents (in each case, free of Liens other than (i) Security Document Liens as aforesaid, (ii) rights of setoff of the applicable depository bank or securities intermediary, and (iii) the Senior Lien as, when and to the extent applicable pursuant to the Subordination Agreement) of not less than $26 million.

C. Minimum Quarterly EBITDA

The Company shall not fail to achieve LTM EBITDA, measured on a quarterly basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$(2,750,000)	Quarter ended June 2008
$(709,000)	Quarter ended September 2008
$3,257,000	Quarter ended December 2008
$6,894,000	Quarter ended March 2009
$8,260,000	Quarter ended June 2009
$9,182,000	Quarter ended September 2009
$10,260,000	Quarter ended December 2009
$10,260,000	Quarter ended March 2010

The Company shall deliver to the Trustee via and Officer’s Certificate and each Noteholder a detailed computation of its LTM EBITDA no later than the 30th calendar day following the end of each fiscal quarter set forth above. Notwithstanding the forgoing, any Noteholder may elect by written notice to the Company to not receive such information until such information is publicly disclosed by the Company.

D. Driver Accounts Payable

The Company and its Restricted Subsidiaries shall cause all amounts due to its independent contractor drivers to be paid on a timely basis in all material respects.

EXHIBIT C

REPRESENTATIONS

The Company represents and warrants to the Consenting Noteholders as follows:

(i) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation with corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Company’s annual and periodic filings with the SEC and to execute, deliver and perform its obligations under the Fourth Supplemental Indenture. The Company has all requisite corporate power and authority to make and consummate the Consent Solicitation in accordance with their terms.

(ii) The solicitation of the Consents and the consummation of the transactions contemplated in the Indenture Supplement have been duly authorized by all necessary corporate action on the part of the Company, except to the extent that Nasdaq determines that shareholder approval is required for issuance of shares of its common stock in payment of the notes or upon issuance of the Warrants being issued or amended hereunder.

(iii) The Indenture Supplement has been duly authorized, executed and delivered by the Company. The Indenture constitutes, and the Indenture Supplement when duly authorized, executed and delivered by the trustee thereunder, will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(iv) The Notes have been duly authorized by the Company and constitute valid and binding obligations of the Company entitled to the benefits of the Indenture (as amended by the Indenture Supplement), and enforceable against the Company in accordance with their terms.

(v) (A) The solicitation of the Consents, (B) the effectuation of the Indenture Supplement, (C) the execution, delivery and performance by the Company of the Indenture Supplement, and (D) the consummation by the Company of the transactions described in the Indenture Supplement and compliance with the terms herein or therein (all of the foregoing, collectively, the “Transactions”), in each case, (x) do not and will not result in any violation of the charter or by-laws or similar organizational documents of the Company or any of its subsidiaries, (y) do not and will not conflict with, or result in a breach or violation of any of the terms or provisions of, or constitute an event of default (or an event which with notice or lapse of time or both would become an event of default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries under, (a) any contract, indenture, mortgage, lease or other agreement, known to such counsel, to which the Company or any of its subsidiaries is a party or by which any of them may be bound or to which any of its properties or assets are bound or affected or (b) any existing applicable law, rule or regulation, or any judgment, order or decree known to such counsel of any government, governmental or regulatory instrumentality or agency or court, domestic or foreign, having jurisdiction over the Company, any of its subsidiaries or any of their properties or assets and (2) complies and will comply in all material respects with all applicable laws, rules and regulations of any government or governmental or regulatory instrumentality of agency, including, without limitation, the Exchange Act, state takeover laws and Regulations T, U and X promulgated by the Board of Governors of the Federal Reserve System.

(vi) None of the Transactions nor the execution, delivery and performance of the Indenture Supplement by the Company, and the consummation of the transactions contemplated hereby, require or will require any consent of, approval of, waiver by, license or authorization from, or permit of, or other action by or filing or registration with or notification to, any governmental or regulatory agency by the Company or any of its subsidiaries except for filings with the Securities and Exchange Commission, the Nasdaq Stock Market and any state securities filings.

(vii) To the best knowledge of the Company, no injunction, restraining order or denial of any application for approval has been issued or proceedings, litigation or investigation initiated or threatened with respect to the Transactions by or before any governmental or regulatory agency, or any court.

(viii) Assuming that each of the Noteholders is an institutional accredited investor, the securities of the Company being issued in the Transactions are not required to be registered pursuant to the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

(ix) The Security Documents create a valid security interest in favor of the Trustee and the Noteholders in the Collateral in which each of the Company and its subsidiaries parties thereto has rights only as and when such rights are acquired and a valid security interest may be created under Article 9 of the New York.

(x) The Indenture Supplement does not, of itself, adversely affect the validity under the UCC of the security interest of the Trustee and the Noteholders (the “Secured Party”) in that part of the collateral described in the Security Agreement in which the Grantors have rights in which a valid security interest may be created under Article 9 of the UCC (the “UCC Collateral”) and after giving effect to the Indenture Supplement, Secured Party’s security interest in the UCC Collateral will be a valid security interest under Article 9 of the UCC to the same extent that it was a valid security interest immediately before the effectiveness of the Indenture Supplement.

(xi) The Indenture Supplement does not, of itself, adversely affect perfection of Secured Party’s security interest under the UCC in that part of the UCC Collateral in which, immediately before the effectiveness of the Indenture Supplement, Secured Party had a perfected security interest by virtue of the filing of the Financing Statement in the Office of the Secretary of State of the State of Delaware (the “Filing Collateral”) and after giving effect to the Indenture Supplement, Secured Party’s security interest in such Filing Collateral will be a perfected security interest under Article 9 of the UCC to the same extent that it was a perfected security interest immediately before the effectiveness of the Indenture Supplement.

(xii) For that part of the UCC Collateral that constitutes “certificated securities” within the meaning of Section 8-102(a)(4) of the UCC (“the Pledged Securities”), the Indenture Supplement does not, of itself, adversely affect perfection of Secured Party’s security interest under the UCC in the Pledged Securities and after giving effect to the Indenture Supplement, Secured Party’s security interest in such Pledged Securities will be a perfected security interest under Article 9 of the UCC to the same extent that it was a perfected security interest immediately before the effectiveness of the Indenture Supplement.

EXHIBIT D

COMPENSATION

Vincent Wasik’s base compensation shall be $600,000 per annum (the “Base Compensation”). Until either (i) the Notes are repaid or refinanced in their entirety in cash (or, with the consent of the Noteholders, other property) or acquired by the Company, or (ii) the Company’s LTM EBITDA exceeds $20 million, Mr. Wasik will not receive any additional compensation; provided however, upon the closing of a China Transaction and with the approval of at least one of the Noteholder Directors. Mr. Wasik may be paid such reasonable additional compensation or fees as are approved by the Board (including the Noteholder Directors) at that time. For purposes of this clause, compensation to Mr. Wasik shall include compensation to Mr. Wasik’s affiliates but does not include amounts reimbursed to an affiliate of Mr. Wasik for rent and other administrative expenses consistent with present practices, or with such modifications as are consented to by the Noteholder Director.

EXHIBIT E

AMENDMENT TO WARRANT FOR THE PURCHASE

OF

SHARES OF COMMON STOCK

This Amendment to Warrant, entered into as of this 19th day of May, 2008, amends the terms of a Warrant for the Purchase of Shares of Common Stock issued on or about July 3, 2006 by Velocity Express Corporation to             , whose address is              (“Holder”). The Warrant being amended by this Amendment to Warrant, as further described on Exhibit A, was originally issued by Velocity Express Corporation, a Delaware corporation (the “Company”) in connection with an offering of Units, where each Unit was comprised of a Warrant and $1,000 aggregate principal amount of the Company’s 12% Senior Secured Notes due 2010 (the “Notes”). Immediately upon issuance, the Warrant became separately transferable from the Notes that, together with the Warrant, comprised one or more Units.

The Holder represents and warrants to the Company that, as of this date, it remains the beneficial owner record of the Notes and the Warrant described on Exhibit A. The Holder as of this date has consented to the Company and the Trustee of the Indenture under which the Notes were issued entering into a Fourth Supplement Indenture (the “Fourth Supplemental Indenture”). This Amendment to Warrant is being given to the Holder in partial consideration for its willingness to enter into the Fourth Supplemental Indenture.

Accordingly, the following provisions of the Warrant are amended hereby.

1. Reduction in Exercise Price. The Exercise Price of the Warrant is reduced from the price set forth on Exhibit A to a price of $1.35 per share, subject to adjustment as provided in Section 12 of the original Warrant, as such Section 12 is modified hereby.

2. Modification of Certain Anti-Dilution Rights. Section 12 of the Warrant is hereby modified to delete in its entirety Section 12(b) and replace it with a new Section 12(b) annexed hereto as Exhibit B.

3. Except as set forth herein, the Warrant shall remain in full force and effect and shall represent the right to purchase that number of shares of Common Stock set forth on Exhibit A. This Amendment to Warrant may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties. This Amendment to Warrant may also be executed and delivered by a facsimile or pdf, which shall be deemed an original.

IN WITNESS WHEREOF, the parties have executed this Amendment to Warrant or caused their duly authorized officers to execute Amendment to Warrant as of the date first above written.

VELOCITY EXPRESS CORPORATION

By:
Edward W. Stone, Chief Financial Officer

[Holder]

By:

EXHIBIT A

WARRANT

Name and Address of Holder	Warrant No	Exercise Price	Number of Shares Of Common Stock Issuable Upon Exercise of the Warrant

NOTES

Principal Amount Held:

Exhibit A

Adjustment of Exercise Price. If the Company, in any case not exempt under Section 12(a) of the Warrant, and not covered by Section 12(c) to (g) of the Warrant, shall issue or sell, or is, in accordance with subsections (1) through (3) below, deemed to have issued or sold, any Additional Shares of Common Stock (as defined below) without consideration or for a consideration per share less than the Exercise Price in effect immediately prior to the time of such issue or sale, then and in each such case (a “Trigger Issuance”) the then-existing Exercise Price shall be reduced, as of the close of business on the effective date of the Trigger Issuance, to a price (but not less than $.88 per share, as such amount may be adjusted in accordance with Section 12(c) of the Warrant) determined as follows:

Adjusted Exercise Price	=	(A x B) + D
A + C

where

“A” equals the number of shares of Common Stock outstanding, including Additional Shares of Common Stock deemed to be issued hereunder, immediately preceding such Trigger Issuance;

“B” equals the Exercise Price in effect immediately preceding such Trigger Issuance;

“C” equals the number of Additional Shares of Common Stock issued or deemed issued hereunder as a result of the Trigger Issuance; and

“D” equals the aggregate consideration, if any, received or deemed to be received by the Company upon such Trigger Issuance;

provided, however, that in no event shall the Exercise Price after giving effect to such Trigger Issuance be greater than the Exercise Price in effect prior to such Trigger Issuance.

For purposes of this subsection , “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this subsection, other than Excluded Stock. “Excluded Stock” means (A) capital stock, options or convertible securities issued to employees, officers or directors of the Company pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Company or a majority of the members of a committee of non-employee directors established for such purpose, (B) shares of Common Stock issued upon the conversion or exercise of options or convertible securities or other rights issued on or prior to the date hereof, provided that such securities have not been amended since the date hereof, (C) shares of Common Stock issued or issuable by reason of a dividend, stock split or other distribution on shares of Common Stock and (D) the shares of Common Stock issuable upon the exercise of warrants issued to the holders of the Company’s 12% Senior Secured Notes Due 2010 (including this amended warrant and new warrants being issued to holders of such Notes on or about the date of this amendment) and shares issued as payment-in–kind dividends with respect to any series of the Company’s Preferred Stock or in lieu of pay-in kind interest on any notes issued by the Company.

For purposes of this subsection , the following Sections (1) to (6) shall also be applicable:

(1) Issuance of Rights or Options. In case at any time the Company shall in any manner grant (directly and not by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called “Options” and such convertible or exchangeable stock or securities being called “Convertible Securities”) whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing: (i) the sum (which sum shall constitute the applicable consideration) of (x) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus (y) the aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus (z), in the case of such Options which relate to Convertible Securities, the aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Exercise Price in effect immediately prior to the time of the granting of such Options, then the total number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the Exercise Price. Except as otherwise provided in subsection (3) no adjustment of the Exercise Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

(2) Issuance of Convertible Securities. In case the Company shall in any manner issue (directly and not by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing: (i) the sum (which sum shall constitute the applicable consideration) of (x) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus (y) the aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (ii) the total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Exercise Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the Exercise Price, provided that: (a) except as otherwise provided in subsection (3), no adjustment of the Exercise Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities; and (b) no further adjustment of the Exercise Price shall be made by reason of the issue or sale of Convertible Securities upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Exercise Price have been made pursuant to the other provisions of subsection .

(3) Change in Option Price or Conversion Rate. If: (i) the purchase price provided for in any Right or Option referred to in subsection (l) hereof; (ii) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subsections (l) or (2); (iii) or the rate at which Convertible Securities referred to in subsections (l) or (2) are convertible into Common Stock shall change at any time (each, a “Readjustment Event”) (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Exercise Price in effect at the time of such event shall forthwith be readjusted to the Exercise Price which would have been in effect had such Readjustment Event occurred at the time the Options or Convertible Securities still outstanding were initially granted, issued or sold. Upon the termination of any Option for which any adjustment was made pursuant to this subsection 12(b) or any right to convert Convertible Securities for which any adjustment was made pursuant to this subsection 12(b) (including without limitation upon the redemption or purchase for consideration of such Convertible Securities by the Company), and after five calendar days notice to the holder, the Exercise Price then in effect hereunder shall forthwith be changed to the Exercise Price which would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination, never been issued.

(4) Consideration for Stock. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the net amount received by the Company therefor, after deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Company, after deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Company. If Common Stock, Options or Convertible Securities shall be issued or sold by the Company and, in connection therewith, other Options or Convertible Securities (the “Additional Rights”) are issued, then the consideration received or deemed to be received by the Company shall be reduced by the fair market value of the Additional Rights (as determined using the Black-Scholes option pricing model or another method mutually agreed to by the Company and the holder). The Board of Directors of the Company shall respond promptly, in writing, to any inquiry by the holder as to the fair market value of the Additional Rights. In the event that the Board of Directors of the Company and the holder are unable to agree upon the fair market value of the Additional Rights, the Company and the holder shall jointly select an appraiser who is experienced in such matters. The decision of such appraiser shall be final and conclusive, and the cost of such appraiser shall be borne by the Company.

(5) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company or any of its wholly-owned Subsidiaries, and the disposition of any such shares (other than the cancellation or retirement thereof) shall be considered an issue or sale of Common Stock for the purpose of this Section .

(6) Floor Price. To comply with regulations of the Nasdaq Stock Market, no adjustment hereunder shall cause the Exercise Price to be less than $.88 per share, as adjusted only for stock splits, stock combinations and stock dividends.

EXHIBIT F

THIS SECURITY AND THE WARRANT SHARES TO BE ISSUED UPON ITS EXERCISE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY, THE WARRANT SHARES TO BE ISSUED UPON ITS EXERCISE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THE TRANSFER OF THIS WARRANT IS RESTRICTED AS DESCRIBED HEREIN

Dated: May 19, 2008	Void after the date specified in Section 1

VELOCITY EXPRESS CORPORATION

Warrant for the Purchase of Shares of Common Stock,

par value $0.004 per Share

No.___________________	___________________ Shares

THIS CERTIFIES that, for value received, [INVESTOR], and its registered assigns, whose address is              (the “Holder”), is entitled to purchase from Velocity Express Corporation, a Delaware corporation (the “Company”), upon the terms and conditions set forth herein,              (            ) shares (the “Warrant Shares”) of the Company’s Common Stock, par value $0.004 per share (“Common Stock”), at an initial exercise price of $.88, subject to adjustment as provided in Section 12 (the “Exercise Price”).

The Warrant Shares and the Exercise Price may be adjusted from time to time as provided in Section 12. The Warrant Shares are entitled to the benefits, and subject to the obligations, set forth in the Registration Rights Agreement dated concurrently herewith by and among the Company, the initial Holder and the other parties named therein (the “Registration Rights Agreement”). This is one of a series of warrants with like terms, initially exercisable for an aggregate of 433,855 shares of Common Stock equal to 15.0% of the issued and outstanding shares of Common Stock of the Company as of the date hereof (collectively, the “Class of Warrants”).

This Warrant was originally issued by the Company in connection with an amendment, dated May 19, 2008, of the Company’s 12% Senior Secured Notes Due 2010 (the “Notes”) in the original aggregate principal amount of $78,205,000, and an amendment of the Indenture pursuant to which such Notes were issued.

1. Exercise Rights and Exercise Period.

(a) At the Option of the Holder. This Warrant may be exercised, subject to the provisions of Section 3, at the option of the Holder at the Exercise Price at any time or from time to time during the period commencing on (i) June 9, 2008 and (ii) ending at 5:00 P.M. Eastern time on May 19, 2012 (the “Exercise Period”). The Company will deliver a notice to the Holder promptly, and in any event within three (3) Business Days (as defined below) after this Warrant first becomes exercisable. An exercise of this Warrant at the option of the Holder shall be made in accordance with the procedures set forth in Section 2. A Holder may not exercise this Warrant pursuant to this Section 1(a) after receipt of a Notice of Automatic Exercise pursuant to Section 3, other than with respect to Warrant Shares that are not subject to such Notice of Automatic Exercise.

(b) Automatic Exercise. If at any time after the date hereof:

(i) the daily volume weighted average price of a share of Common Stock, as reported by Bloomberg (or, if Bloomberg terminates such reporting, then using such other reporting system as the Board of the Directors of the Company may designate in good faith), on the Nasdaq Stock Market or, if the Common Stock ceases to be listed on the Nasdaq Stock Market, the primary national or regional securities exchange or quotation system on which the Common Stock is then listed or quoted (the “Principal Market”) is equal to or exceeds $1.32 per share (as such price may be adjusted pursuant to Section 12, the “Automatic Exercise Trading Threshold”) for twenty (20) of any thirty (30) consecutive trading-day period (the “Automatic Exercise Value Trigger”);

(ii) the Warrant Shares issuable upon the occurrence of the Automatic Exercise Value Trigger, as contemplated by Section 3, are available for immediate resale without restriction by the Holder without registration (or pursuant to an effective registration statement) under the Securities Act of 1933, as amended (the “Securities Act”) on both (x) the date the Automatic Exercise Value Trigger occurs and (y) the date the Notice of Automatic Exercise is delivered (as defined in, and delivered pursuant to, Section 3(a)) (the “Evaluation Dates”);

(iii) on each day during such thirty (30) trading-day period and on the Evaluation Dates, the Common Stock is designated for quotation on the Principal Market and shall not have been suspended from trading on the Principal Market (other than suspensions of not more than two (2) trading days due to business announcements by the Company, which suspensions have been lifted more than two (2) trading days prior to each of the Evaluation Dates);

(iv) delisting or suspension of the Common Stock by the Principal Market shall not have been threatened or be pending on either of the Evaluation Dates, either (A) in writing by the Principal Market or (B) by reason of falling below the then effective minimum listing maintenance requirements of the Principal Market;

(v) during such thirty (30) trading-day period and on each of the Evaluation Dates there shall not have occurred (A) the public announcement of a pending, proposed or intended merger which has not been abandoned, terminated or consummated, (B) an Event of Default under (and as such term is defined in) the Indenture dated July 3, 2006 related to the Notes, as amended or (C) an event that with the passage of time or giving of notice would constitute such an Event of Default; and

(vi) the Company shall have no knowledge on either of the Evaluation Dates of any fact that would cause (A) the registration statement required pursuant to the Registration Rights Agreement not to be effective and available for the resale of all remaining Warrant Shares in accordance with the terms of the Registration Rights Agreement or (B) any Warrant Shares issuable upon exercise of the Warrants not to be eligible for sale without restriction pursuant to Rule 144 and any applicable state securities laws, then this Warrant shall be deemed to be exercised automatically at the Exercise Price, to the extent and in accordance with the provisions of Section 3 and Section 7.

2. Procedure for Optional Exercise by the Holder; Effect of Exercise. With respect to an optional exercise pursuant to Section 1(a), this Warrant may be exercised, in whole or in part, by the Holder during normal business hours on any Business Day (as defined below) during the Exercise Period by (i) the presentation and surrender of this Warrant to the Company at its principal office along with a duly executed notice of exercise, in the form attached to this Warrant (the “Notice of Exercise”), specifying the number of Warrant Shares to be purchased and (ii) delivery of payment to the Company of the Exercise Price for the number of Warrant Shares specified in the Notice of Exercise.

For purposes of this Warrant, “Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in the city of New York, New York are required or authorized by law or other governmental action to be closed.

3. Procedure for Automatic Exercise.

(a) Upon the occurrence of an Automatic Exercise Value Trigger (and if each of the conditions set forth in Section 1(b)(ii) through (vi) are satisfied on such date) the Company will determine the amount of this Warrant to be automatically exercised as a result of an automatic exercise of this Warrant pursuant to Section 1(b) (assuming for this purpose each of the conditions set forth in Section 1(b)(ii) through (vi) will be true on the date the Notice of Exercise is delivered) and within ten (10) Business Days after the occurrence of such Automatic Exercise Value Trigger the Company shall deliver to the Holder a notice of automatic exercise (the “Notice of Automatic Exercise”) unless any of the conditions set forth in Section 1(b)(ii) through (vi) is not satisfied during such period.

(b) Upon the occurrence of an Automatic Exercise Value Trigger, if each of the conditions set forth in Section 1(b)(ii) through (vi) is also satisfied on such date, the Company will issue a press release to that effect within two (2) Business Days after the occurrence of such Automatic Exercise Value Trigger, but identifying the additional condition that each of the conditions set forth in Section 1(b)(ii) through (vi) must be true on the date the Notice of Exercise is delivered. Such press release shall set forth the number of shares of Common Stock issuable upon exercise in full of the Class of Warrants outstanding. The Notice of Automatic Exercise shall: (i) state that the conditions for an automatic exercise of this Warrant have been satisfied, (ii) identify the number of Warrant Shares automatically exercised under this Warrant, (iii) identify the office of the Company to which this Warrant and the Exercise Price should be delivered and (iv) set forth payment instructions for any Exercise Price paid in cash or in Notes. From and after the delivery of the Notice of Automatic Exercise: (I) the sole right of the Holder hereunder with respect to the portion of this Warrant automatically exercised shall be (to the extent of such automatic exercise) to receive the Warrant Shares issuable upon such automatic exercise upon proper delivery of this Warrant and the Exercise Price to the Company, (II) the Company shall not be obligated to allow and register the transfer of any Warrant or to permit any exercise at the option of the Holder with respect to any Warrant that has not been surrendered for automatic exercise in accordance with this Section 3 until the Holder has properly delivered this Warrant and the Exercise Price for the Warrants subject to such automatic exercise and (III) the Warrant Shares issuable upon an automatic exercise of this Warrant will not be deemed to be outstanding until the Holder has properly delivered this Warrant and the Exercise Price for the Warrants subject to such automatic exercise. The Holder may elect a cashless exercise with respect to the Warrant Shares to which any such automatic exercise applies by delivering a duly executed Notice of Exercise specifying that cashless exercise will apply to such automatic exercise.

4. Payment of the Exercise Price.

(a) The Exercise Price may be paid by the Holder by delivery to the Company (i) of cash, paid by wire transfer of immediately available funds to a bank account specified by the Company, or by certified or bank cashier’s check payable to the Company, (ii) tender of Notes duly endorsed for transfer to the Company or accompanied by appropriate assignment documentation (in the case of a certificated Note) or designated by appropriate instructions to the Trustee for transfer (in the case of a global note) or (iii) a combination of such cash and Notes. If in connection with any exercise of this Warrant the principal amount of Notes tendered in payment of the Exercise Price exceeds the aggregate Exercise Price for the Warrant Shares subject to such exercise of this Warrant, the Company will cause a Note for the amount of such excess to be delivered to the Holder by delivery of a certificated Note (if the Notes tendered were certificated Notes) or by appropriate designation on a global note (if the Notes tendered were part of a global note) within five (5) Business Days after the related Warrant Shares are deemed to be issued to the Holder pursuant to Section 6.

(b) For purposes of this Section 4, each Note delivered in payment of the Exercise Price shall be deemed to have a value equal to 100% of the principal amount of such Note. The amount, if any, of (i) accrued but unpaid interest on each such Note to and including the date the Notice of Exercise is delivered to the Company (with respect to an exercise at the option of the Holder pursuant to Section 1(a)) or the date the Notice of Automatic Exercise is delivered to the Holder (with respect to an exercise pursuant to Section 1(b)) and (ii) if the Company has called such Note for redemption prior to the delivery of such Notice of Exercise or Notice of Automatic Exercise, as the case may be, the applicable premium over the principal amount of such Note, if any, that would be paid to the Holder if such Note delivered to the Company in payment of the Exercise Price was redeemed pursuant to such redemption call, shall be paid to the Holder as provided in the Indenture dated as of July 3, 2006 between the Company and Wells Fargo Bank, N.A., as Trustee, related to the Notes, as amended.

5. Cashless Exercise. Notwithstanding any provision in this Warrant to the contrary, the Holder may exercise this Warrant, in whole or in part, by a cashless exercise by the presentation and surrender of this Warrant to the Company at its principal office along with a duly executed Notice of Exercise specifying the number of Warrant Shares to be applied to such exercise. The number of Warrant Shares to be delivered upon exercise of this Warrant pursuant to this Section 5 shall be computed using the following formula:

X = Y (B-A)

B

Where:      X = the number of shares of Common Stock to be issued to the Holder.

Y = the number of Warrant Shares identified in the Notice of Exercise as being applied to the subject exercise.

A = the Exercise Price on the date this Warrant and the properly executed Notice of Exercise are delivered to the Company        for such exercise.

B = the volume weighted average price of one share of Common Stock on the date the on the date this Warrant and the        properly executed Notice of Exercise are delivered to the Company for such exercise.

6. Effect of Exercise.

(a) Upon receipt by the Company of (i) this Warrant, a Notice of Exercise and proper payment of the Exercise Price as provided in Section 2 and Section 4 (or a Notice of Exercise designating a cashless exercise as provided in Section 5) or (ii) this Warrant and proper payment of the Exercise Price as provided in Section 3 and Section 4 (or a Notice of Exercise designating a cashless exercise as provided in Section 5), the Company agrees that such Warrant Shares shall be deemed to be issued to the Holder or its designee as the record holder of such Warrant Shares as of the close of business on the date on which such receipt occurs, and the Holder or such designee shall be deemed to be the holder of record of the Warrant Shares, notwithstanding that the stock transfer books of the Company may then be closed or that certificates representing such Warrant Shares shall not then be actually delivered to the Holder or its designee. As promptly as practicable, and in any event within three (3) Business Days after such Warrant Shares are deemed issued, (i) provided that the Company’s transfer agent is then participating in the Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer Program, the Company will cause to be credited such aggregate number of such Warrant Shares to the balance account with DTC of the Holder or its designee through the Deposit Withdrawal Agent Commission system, or (B) if the Company’s transfer agent is not then participating in the DTC Fast Automated Securities Transfer Program, the Company will issue and deliver to the address as specified in the Notice of Exercise or in a notice accompanying delivery of this Warrant to the Company pursuant to Section 3, as the case may be, a stock certificate or certificates for the Warrant Shares issuable upon such exercise of this Warrant, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. The stock certificate(s) so delivered shall be in any such denominations as may be reasonably specified by the Holder in the Notice of Exercise or in a notice accompanying delivery of this Warrant to the Company pursuant to Section 3, as the case may be.

(b) The Company understands that a delay in the delivery of the certificates representing the Warrant Shares upon exercise of this Warrant could result in economic loss to the Holder. As compensation to the Holder for such loss, the Company agrees to pay (as liquidated damages and not as a penalty) to the Holder, at the option of the Holder, either: (i) the amount of $100 per Business Day after the third Business Day after the Holder has properly exercised this Warrant for each $10,000 of Common Stock (measured by the volume weighted average price of one share as of the date the Holder has properly exercised this Warrant and pro rated for amounts other than $10,000), and continuing until the date on which the certificate representing such Warrant Shares are delivered to the Holder (or its designee) or (ii) the amount by which the Current Market Price of the Warrant Shares (on the exercise date) subject to such exercise exceeds the aggregate Exercise Price for such Warrant Shares, whichever is greater. The Company shall pay any payments incurred under this Section 5(b) in immediately available funds upon demand. Furthermore, in addition to any other remedies which may be available to the Holder, in the event that the Company fails for any reason to effect delivery as stated in Section 5a), the Holder will be entitled to revoke all or part of the relevant notice of exercise by delivery of a notice to such effect to the Company, whereupon the Company and the Holder shall each be restored to their respective positions immediately prior to the delivery of such notice, except that the liquidated damages described above shall be payable through the date notice of revocation is given to the Company.

(c) In addition to any other rights available to the Holder, if the Company fails to make timely delivery in accordance with the provisions of Section 6(b) to the Holder of a certificate or certificates representing the Warrant Shares for which this Warrant has been exercised, and if within three (3) Business Days thereafter the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Common Stock which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall pay in cash to the Holder (in addition to any remedies available to or elected by the Holder) the amount by which (i) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (ii) the aggregate Current Market Price of the Common Stock for which such exercise was not timely honored (as in effect on the date the Warrant Shares are deemed issued in accordance with Section 5(a)) together with interest thereon at a rate of fifteen percent (15%) per annum, accruing from such dated of deemed issue until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty). For example, if the Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of Warrant Shares having an aggregate Current Market Price of $10,000 on the date of exercise, the Company shall be required to pay the Holder $1,000, plus interest. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In.

(d) Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing common shares upon exercise of the Warrant as required pursuant to the terms hereof.

7. Limitation on Exercise. The Company shall not effect the exercise of this Warrant, and the Holder shall not have the right to exercise this Warrant, to the extent that after giving effect to such exercise, such Holder (together with such Holder’s Affiliates (as defined below)) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the preceding sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder and its Affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable (but have not been issued or deemed issued) upon (i) exercise of the remaining, unexercised portion of this Warrant beneficially owned by such Holder and its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Holder and its Affiliates (including, without limitation, any convertible notes or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this Section 7, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of this Warrant, in determining the number of outstanding shares of Common Stock issued by the Company, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (I) the Company’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (II) a more recent public announcement by the Company or (III) any other notice by the Company setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one Business Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. By written notice to the Company, any Holder may from time to time increase or decrease the Maximum Percentage to any other percentage specified in such notice; provided that any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

For purposes of this Warrant, “Affiliate” means, with respect to any person or entity, any other person or entity directly or indirectly, through one or more intermediaries, controlling, controlled by or under direct or indirect common control with such specified person or entity, where ‘control’ means the power to manage or direct or cause the direction of the management and policies of such person or entity, directly or indirectly, whether through the ownership of voting stock, by contract or otherwise.

The limitations contained in this Section 7 shall apply to a successor Holder of this Warrant.

8. Partial Exercise. If this Warrant should be exercised in part only, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the right of the Holder to purchase the balance of the Warrant Shares subject to purchase hereunder.

9. Registration of Warrants; Transfer of Warrants. Any Warrants issued upon the transfer or exercise in part of this Warrant shall be numbered and shall be registered in a Warrant Register maintained by the Company or its designee as they are issued. The Company shall not be liable for any registration or transfer of Warrants which are registered or to be registered in the name of a fiduciary or the nominee of a fiduciary unless made with the actual knowledge that a fiduciary or nominee is committing a breach of trust in requesting such registration or transfer, or with the knowledge of such facts that its participation therein amounts to bad faith. The Holder shall not be required to physically surrender the Warrant upon exercise, unless the Holder is purchasing all the Warrant Shares obtainable upon exercise of the Warrant. If the Holder is purchasing the full amount of Warrant Shares obtainable upon exercise of the Warrant, the Holder shall physically surrender the original copy of the Warrant (or a certificate of lost warrant, which shall not contain any indemnity provisions) to the Company promptly after such purchase. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased hereunder and the dates of such purchases or shall use such other method reasonably satisfactory to the Holder and the Company so as not to require physical surrender of the warrant upon exercise The Holder, and any assignee, by acceptance of the warrant or any new warrant, acknowledge and agree that, by reason of the provisions of this Section 9, following exercise of any portion of the Warrant, the number of Warrant Shares which may be purchased upon exercise may be less than the number of Warrant Shares on the face hereof. Upon any registration of transfer, the Company shall deliver a new Warrant or Warrants to the person or entity entitled thereto. Subject to Section 7, this Warrant may be exchanged, at the option of the Holder, for another Warrant or other Warrants of different denominations, of like tenor and representing in the aggregate the right to purchase a like number of Warrant Shares, upon surrender to the Company.

10.(a) Transfer Restricted Security. The Holder, as of the date of issuance of this Warrant, represents to the Company that such Holder is acquiring this Warrant for the Holder’s own account, for investment purposes and not with a present view to the distribution thereof or of the Warrant Shares.

(b) Notice of Intention to Transfer; Conditions to Transfer. The Holder may not transfer this Warrant or any of the Warrant Shares prior to the date which is six (6) months (or such shorter period as may be prescribed by Rule 144 under the Securities Act (or any successor provision) after the later of the original issue date of this Warrant (or any predecessor of this Warrant) or such Warrant Share (or any predecessor of such Warrant Share, including this Warrant to the extent the holding period of this Warrant may be tacked thereto under the Securities Act) and the last date on which the Company or any of its Affiliates was the owner of this Warrant or such Warrant Share (such period being the “Restriction Period”), except to:

(i) the Company or any of its subsidiaries;

(ii) pursuant to a registration statement which has been declared effective under the Securities Act;

(iii) for so long as this Warrant is eligible for resale under Rule 144A under the Securities Act, to a person or entity the Holder reasonably believes is a “Qualified Institutional Buyer” as defined in Rule 144A that purchases for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the transfer is being made in reliance on Rule 144A;

(iv) pursuant to offers and sales to non-U.S. Purchasers that occur outside the United States within the meaning of Regulation S under the Securities Act, pursuant to Rule 904 of Regulation S;

(v) to an institutional “accredited investor” within the meaning of subparagraph (a)(1), (2), (3) or (7) of Rule 501 under the Securities Act that is acquiring the Warrant for its own account, or for the account of such an institutional accredited investor, for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act; or

(vi) pursuant to another available exemption from the registration requirements of the Securities Act and the securities laws of any other jurisdiction, including any state of the United States, subject to the Company’s right, prior to any such transfer pursuant to the foregoing clauses (iv), (v) or (vi) to require the delivery of an opinion of counsel, certification or other information reasonably satisfactory to the Company.

(c) Legend. During the applicable Restriction Period, this Warrant and each certificate representing any Warrant Share issued upon exercise or exchange of this Warrant shall bear the following legend or an equivalent to such legend:

“THIS SECURITY HAS AND THE WARRANT SHARES TO BE ISSUED UPON ITS EXERCISE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY, THE WARRANT SHARES TO BE ISSUED UPON ITS EXERCISE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.”

The Holder understands that the Company may place, and may instruct any transfer agent or depository for the Warrant Shares to place, a stop transfer notation in the securities records in respect of the Warrant Shares.

(d) Legend Removal. At the expiration of the Restriction Period, or upon the sooner effectiveness of a registration statement covering all of the Warrant Shares, and when, in the opinion of counsel to the Company such restrictions are no longer required to assurance compliance with the Securities Act, the Company shall remove the restrictive legend promptly upon the request of the holder of the Warrant Shares.

11. Reservation of Shares. The Company shall at all times during the Exercise Period reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of providing for the exercise of the rights to purchase all Warrant Shares granted pursuant to this Warrant, no less than one hundred fifty percent (150%) of the number of shares of Common Stock as shall then be issuable upon the exercise of this Warrant. The Company covenants that any and all Warrant Shares, as and when issuable in accordance with this Warrant against the Company’s receipt of the Exercise Price or other specified consideration therefor, shall be validly issued, fully paid, non-assessable, and free of preemptive rights.

12. Adjustments. The Exercise Price, the number of shares purchasable hereunder and the Automatic Exercise Trading Price Threshold are subject to adjustment from time to time as provided in this Section 12.

(a) Exempt Issues. No adjustment shall be made pursuant to this Section 12 with respect to any issue of Common Stock:

(i) upon conversion of shares of the Company’s Series M Convertible Preferred Stock, Series N Convertible Preferred Stock, Series O Convertible Preferred Stock, Series P Convertible Preferred Stock or Series Q Convertible Preferred Stock, in each case at the exercise price in effect on May 19, 2008 (without giving any effect to the antidilution provisions thereof except to the extent the same may be adjusted in a manner consistent with Section 12(c) of this Warrant regarding stock splits and dividends);

(ii) as payment of dividends in lieu of cash with respect to the Company’s Series M Convertible Preferred Stock, Series N Convertible Preferred Stock, Series O Convertible Preferred Stock, Series P Convertible Preferred Stock or Series Q Convertible Preferred Stock, in each case to the extent specifically provided for under and strictly in accordance with the express terms existing, effective and applicable to the foregoing on and as of May 19, 2008;

(iii)(A) upon the exercise of warrants outstanding or being issued or amended as of May 19, 2008 to purchase shares of Common Stock (as the same may be adjusted in accordance with the antidilution provisions thereof, if any; provided, however, if any such antidilution provisions are based on the exercise price of such warrants instead of fair market value of the securities or other property sold or distributed, then no such adjustment will be taken into account except to the extent the same may be adjusted in a manner consistent with Section 12(c) of this Warrant), in each case to the extent specifically provided for under and strictly in accordance with the express terms existing, effective and applicable to the foregoing on and as of May 19, 2008;

(iv) upon the exercise of options or other rights to purchase shares of Common Stock outstanding as of May 19, 2008 under the Company’s 1995 Stock Option Plan, 2000 Stock Option Plan,1996 Director Stock Option Plan, and 2004 Stock Option Plan, in each case to the extent specifically provided for under and strictly in accordance with the express terms existing, effective and applicable to the foregoing on and as of May 19, 2008; or

(v) upon payment of Common Stock in lieu of interest on any outstanding notes of the Company.

(b) Intentionally Omitted.

(c) Stock Splits and Dividends. In the event that the Company shall subdivide its outstanding shares of Common Stock into a greater number of shares, pay a dividend or make a distribution on its Common Stock in shares of Common Stock or combine its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price and the Automatic Exercise Trading Threshold in effect immediately prior thereto each shall be proportionately decreased in the case of a subdivision or increased in the case of a combination. An adjustment made pursuant to this Section 12(c) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the date of such subdivision or combination, as the case may be. Such adjustments shall be made successively whenever any event listed above in this Section 12(c) shall occur.

(d) Distributions. In case the Company shall fix a payment date for the making of a distribution to all Holders of Capital Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing corporation) of evidences of indebtedness or assets (other than dividends or distributions referred to in Section 12(c)), the Exercise Price to be in effect after such payment date shall be determined by multiplying the Exercise Price in effect immediately prior to such payment date by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding multiplied by the Current Market Price per share of Common Stock immediately prior to such payment date, less the Current Market Price of such assets or evidences of indebtedness so distributed, and the denominator of which shall be the total number of shares of Common Stock outstanding multiplied by such Market Price per share of Common Stock immediately prior to such payment date. Such adjustment shall be made successively whenever such a payment date is fixed.

(e) Reorganization or Reclassification. In the event of (i) any reclassification (including, without limitation, a reclassification effected by means of an exchange or tender offer by the Company or any subsidiary) or change of outstanding Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation, merger or combination of the Company with another corporation as a result of which holders of Common Stock shall be entitled to receive securities or other assets (including cash) with respect to or in exchange for Common Stock or (iii) any sale or conveyance of the assets of the Company as, or substantially as, an entirety to any other corporation as a result of which holders of Common Stock shall be entitled to receive securities or other assets (including cash) with respect to or in exchange for Common Stock, then: (I) the Company or the successor or purchasing corporation, as the case may be, shall execute and deliver to the Holder upon surrender of this Warrant a supplemental warrant providing that the Holder shall have the right thereafter (until the expiration of this Warrant) to receive, upon full exercise of this Warrant, the kind and amount of shares of stock and/or other securities and/or property receivable upon such reclassification, consolidation, merger, combination, sale or conveyance by a holder of the number of shares of Common Stock for which this Warrant might have been exercised immediately prior to such reclassification, consolidation, merger, combination, sale or conveyance; and (II) the Automatic Exercise Trading Threshold shall thereafter be measured by reference to the Current Market Value of the kind and amount of shares of stock and/or other securities and/or property receivable with respect to one share of Common Stock upon such reclassification, consolidation, merger, combination, sale or conveyance (instead of being measured by reference to the daily volume weighted average price of a share of Common Stock). The supplemental warrant referred to in clause (I) of the preceding sentence shall provide for adjustments (without regard to limitations on the exerciseability of this Warrant) which shall be as nearly equivalent as practicable to the adjustments provided for in this Section 12. The above provision of this Section 12(e) shall similarly apply to successive consolidations or mergers.

(f) Reductions by the Company. Anything in this Section 12 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Exercise Price, in addition to those required by this Section 12, as it in its discretion shall determine to be advisable.

(g) Other Adjustments. In case any event shall occur as to which the other provisions of Section 12(c) to (f) are not strictly applicable but as to which the failure to make any adjustment would not fairly protect the exercise rights represented by this Section 12 in accordance with the essential intent and principles hereof then, in each such case, the Holder and the Company shall cooperate to agree upon an appropriate adjustment under this Section 12. If the Holder and the Company are unable to agree upon such an adjustment, the Company and the Holder shall jointly select an appraiser, who is experienced in such matters. Upon receipt of such opinion, the Company will promptly mail a copy thereof to the Holder and shall make the adjustments described therein. The decision of such appraiser shall be final and conclusive, and the cost of such appraiser shall be borne by the Company.

(h) Subsequent Adjustments. In the event that, as a result of an adjustment made pursuant to this Section 12, Holders become entitled to receive any shares of Capital Stock of the Company other than shares of Common Stock, the number of such other shares so receivable upon the exercise of the Warrants shall be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Shares contained herein.

(i) Calculations. All calculations under this Section 12 shall be made to the nearest four decimal points.

(j) Adjustment in Number of Securities. Upon each adjustment of the Exercise Price pursuant to the provisions of Section 12(c) or (d), the number of shares of Common Stock issuable upon exercise at the adjusted Exercise Price of each Warrant shall be adjusted to the nearest full amount by multiplying a number equal to the Exercise Price in effect immediately prior to such adjustment by the number of shares of Common Stock issuable upon exercise of Warrants immediately prior to such adjustment (without regard to limitations on the exerciseability of this Warrant) and dividing the product so obtained by the adjusted Exercise Price.

(k) Minimum Adjustment. No adjustment of the Exercise Price shall be made unless such adjustment would require an increase or decrease of at least $0.01 in such price; provided that any adjustments which by reason of this Section 12(k) are not required to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with adjustments so carried forward, shall require an increase or decrease of at least $0.01 in the Exercise Price then in effect hereunder.

(l) No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Section 12 by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Section 12 and in the taking of all such action as may be necessary or appropriate in order to protect the exercise rights of the Holder against dilution or other impairment, including without limitation taking all such action from time to time as may be necessary or appropriate to ensure that the par value per share of the Common Stock is at all times equal to or less than the Exercise Price in effect at such time.

(m) Validity of Warrant Certificate. Irrespective of any adjustments or changes in the Exercise Price or the amount of Warrant Securities purchasable upon exercise of Warrants, Warrant Certificates theretofore and thereafter issued shall continue to express the Exercise Price per share and the amount of Warrant Securities purchasable thereunder as of the date such Warrant Certificates were originally issued; provided, the Holder shall be entitled to exercise Warrants represented by such Warrant Certificates after giving effect to each such adjustment and change, and such Warrant Certificate shall be deemed to incorporate each such adjustment and change as if new Warrant Certificates reflecting each such adjustment and change had been issued to the Holders.

13.	[Intentionally Omitted].

14.	Notices to Holders.

(a) After each adjustment of the Exercise Price or the amount of Warrant Shares purchasable upon exercise of Warrants pursuant to Section 12, the Company will promptly prepare a certificate signed by the Chairman or President, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, of the Company setting forth: (i) the Exercise Price, as so adjusted; (ii) the amount of Warrant Shares purchasable upon exercise of this Warrant after such adjustment; and (iii) a brief statement of the facts accounting for such adjustment. The Company will promptly file such certificate with its records and cause a brief summary thereof to be delivered to each Holder.

(b) In the event:

(i) that the Company shall authorize the issuance to holders of shares of Common Stock of rights, options or warrants to subscribe for or purchase shares of Common Stock or of any other subscription rights or warrants;

(ii) that the Company shall authorize the distribution to holders of shares of Common Stock of cash, evidences of its indebtedness or assets;

(iii) of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or of the conveyance or transfer of the properties and assets of the Company substantially as an entirety, or of any reclassification or change of Common Stock issuable upon exercise of the Warrants (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or a tender offer or exchange offer by the Company for shares of Common Stock;

(iv) of the voluntary or involuntary dissolution, liquidation or winding up of the Company; or

(v) that the Company proposes to take any action which would require an adjustment of the Exercise Price pursuant to Section 12;

then the Company shall cause to be delivered to the Holder, at least fifteen (15) days prior to the applicable record date hereinafter specified, or promptly in the case of events for which there is no record date, a notice stating (x) the date as of which the holders of record of shares of Common Stock to be entitled to receive any such rights, options, warrants or distribution are to be determined, (y) the initial expiration date set forth in any tender offer or exchange offer for shares of Common Stock, or (z) the date on which any such consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up is expected to become effective or consummated, and the date as of which it is expected that holders of record of shares of Common Stock shall be entitled to exchange such shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up. The failure to give the notice required by this Section 14 or any defect therein shall not affect the legality or validity of any distribution, right, option, warrant, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any action.

15. Transfer Taxes. The issuance of any shares or other securities upon the exercise of this Warrant, and the delivery of certificates or other instruments representing such shares or other securities, shall be made without charge to the Holder for any tax or other charge in respect of such issuance. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of any certificate in a name other than that of the Holder and the Company shall not be required to issue or deliver any such certificate unless and until the person(s) or entity(ies) requesting the issue thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

16. Loss or Mutilation of Warrant. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant (and upon surrender of this Warrant if mutilated), and upon reimbursement of the Company’s reasonable incidental expenses, the Company covenants that it shall execute and deliver to the Holder a new Warrant of like date, tenor, and denomination, in lieu of such warrant.

17. Obtaining Stock Exchange Listings. The Company shall from time to time take all action which may be reasonably necessary so that the Warrant Shares, immediately upon their issuance upon the exercise of Warrants, will be listed on a principal securities exchange, automated quotation system or other market within the United States of America, if any, on which other shares of Common Stock are then listed, if any.

18. No Rights as a Stockholder. The Holder shall not have, solely on account of the Holder’s status as a holder of a Warrant, any rights of a stockholder of the Company, either at law or in equity, or to any notice of meetings of stockholders or of any other proceedings of the Company, except as provided in this Warrant.

19. Miscellaneous.

(a) Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed (i) if within domestic United States by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, or by facsimile, or (ii) if delivered from outside the United States, by International Federal Express (or comparable service) or facsimile, and shall be deemed given (A) if delivered by first-class registered or certified mail domestic, three Business Days after so mailed, (B) if delivered by nationally recognized overnight carrier, one (1) Business Day after so mailed, (C) if delivered by International Federal Express (or comparable service), two (2) Business Days after so mailed, (D) if delivered by facsimile, upon electric confirmation of receipt on the first Business Day after the transaction and shall be delivered as addressed as follows:

(i) if to the Company, to:

Velocity Express Corporation

One Morningside Drive North

Building B – Suite 300

Westport, CT 06880

Attention: Chief Financial Officer

Telephone: (203) 349-4160

Telecopy: (203) 349-4198

(ii) if to the Holder, at such Holder’s address on the Warrant Register, or at such other address or addresses as may have been furnished to the Company in writing.

(iii) if the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday, Sunday or a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day not a Saturday, Sunday or legal holiday.

(b) Successors. All the covenants and provisions of this Warrant by or for the benefit of the Company or the Holder shall bind and inure to the benefit of their respective successors and assigns hereunder. The provisions of this warrant are intended to be for the benefit of all Holders from time to time of this Warrant and shall be enforceable by any such Holder or Holder of Warrant Shares.

(c) Entire Agreement. This Warrant constitutes the entire agreement of the parties hereto and supersedes all prior written or oral agreements, understandings and negotiations with respect to the subject matter hereof.

(d) Headings. The headings of the various sections of this Warrant have been inserted for convenience of reference only and shall not be deemed to be part of this Warrant.

(e) Severability. In case any provision contained in this Warrant should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Warrant shall not in any way be affected or impaired thereby.

(f) Non-waiver and Expenses; Dispute Resolution Fees; Specific Performance. No delay or omission to exercise any right, power, or remedy accruing to the Holder upon any breach or default of the Company under this Warrant shall impair any such right, power, or remedy of the Holder, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of the Holder of any breach or default under this Warrant, or any waiver on the part of the Holder of any provisions or conditions of this Warrant, must be in writing and shall be effective only to the extent specifically set forth in such writing or as provided in this Warrant. All remedies, either under this Warrant or by law or otherwise afforded to the Holder, shall be cumulative and not alternative. If any action at law or in equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and disbursements in addition to any other relief to which such party may be entitled. Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

(g) Limitation of Liability. No provision hereof, in the absence of any affirmative action by Holder to exercise this Warrant or purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of Holder for the purchase price of any common shares or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company or other third parties.

(h) Governing Law. This Warrant shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be construed in accordance with the internal laws of said State.

(i) Consent to Jurisdiction, etc.

(i) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE NEW YORK SUPREME COURT IN THE CITY AND STATE OF NEW YORK AND ANY APPELLATE COURT THEREFROM OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT THEREFROM (COLLECTIVELY, THE “NEW YORK COURTS”), IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS WARRANT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RELATING THERETO, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH PROCEEDING MAY BE HEARD AND DETERMINED IN THE NEW YORK COURTS. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(ii) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS WARRANT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY OF THE NEW YORK COURTS. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH PROCEEDING IN ANY OF THE NEW YORK COURTS.

(iii) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 19(a). NOTHING IN THIS WARRANT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS WARRANT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(j) Interpretation. The language used in this Warrant shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(k) Counterparts and Facsimiles. This Warrant may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties. This Warrant may also be executed and delivered via facsimile, which shall be deemed an original.

[Signature page follows]

Dated:	May , 2008	VELOCITY EXPRESS CORPORATION

By:
Edward W. Stone
Chief Financial Officer

FORM OF ASSIGNMENT

(To be executed by the registered holder if such holder desires to transfer the attached Warrant.)

FOR VALUE RECEIVED,              hereby sells, assigns, and transfers unto              a Warrant to purchase              shares of Common Stock, par value $0.004 per share, of Velocity Express Corporation (the “Company”), together with all right, title, and interest therein, and does hereby irrevocably constitute and appoint              attorney to transfer such Warrant on the books of the Company, with full power of substitution.

Date

By:
Signature

The signature on the foregoing Assignment must correspond to the name as written upon the face of this Warrant in every particular, without alteration or enlargement or any change whatsoever.

NOTICE OF EXERCISE

To:	Velocity Express Corporation

One Morningside Drive North,

Bldg. B, Suite 300

Westport, Connecticut 06880

Attention: President

The undersigned hereby exercises the accompanying Warrant to either (you must check a box):

☐ Purchase              Warrant Shares covered by the accompanying Warrant and tenders payment herewith pursuant to Section 4 of the Warrant in the amount of $             ; or

☐ Effect a non-cash exercise pursuant to Section 5 of the Warrant, and the undersigned elects to apply              Warrant Shares to such exercise;

and, in each case, requests that certificates for such securities be issued in the name of, and delivered to:

__________________________________________

__________________________________________

__________________________________________

(Print Name, Address and Social Security

or Tax Identification Number)

and, if such number of Warrant Shares shall not be all the Warrant Shares covered by the within Warrant, that a new Warrant for the balance of the Warrant Shares covered by the within Warrant be registered in the name of, and delivered to, the undersigned at the address stated below.

If this Notice of Exercise is delivered to elect cashless exercise with respect to Warrant Shares subject to an automatic exercise pursuant to Section 3 of the Warrant, check this box:  ☐

Dated:

By:
Signature

Address: